Exhibit 99.1

RealPage Announces New Chief Revenue Officer

CARROLLTON, Texas(BUSINESS WIRE) RealPage, Inc. (NASDAQ:RP), a leading provider of on demand software and softwareenabled services for the multifamily, commercial, singlefamily and vacation rental housing industries, today announced that Ashley Glover has been hired as Executive Vice President and Chief Revenue Officer responsible for sales, marketing, professional and implementation services, as well as international operations. Glover will report directly to Steve Winn.

Comments on the News

“We are delighted to have Ashley back at RealPage as our Chief Revenue Officer,” said Steve Winn, Chairman and CEO of RealPage. “During her previous tenure as our top sales executive from 2012 through 2013, Ashley oversaw significant new sales bookings growth and nearly 20% organic revenue growth. Ashley was an exceptional executive then and we are looking forward to bringing her back to the team in an expanded role.”

“I am delighted to rejoin the RealPage team,” said Glover. “This is an exciting time for RealPage as we begin to steer the company through the sales and operations evolution required to achieve $1 billion in annual revenue and 30% adjusted EBITDA margins. I believe RealPage has the most complete platform of software and services available for both the operating and transactional sides of rental housing. I see tremendous opportunity to accelerate the adoption of our platform, while enabling clients, prospective property owners, institutional investors, lenders, brokers and research firms to outperform the market leveraging the largest and most accurate repository of data in the industry.”

Glover was most recently managing member of KAG Ventures, LLC, a firm focused on investment, operations, and strategic consulting in multifamily real estate. She served as RealPage’s Executive Vice President, Chief Sales and Marketing Officer from February 2012 to December 2013. For eight years prior to 2012, she led some of the largest divisions in the company, broadening her sales, service, operations and product management experience. Ms. Glover received her B.S. in computer science from Southern Methodist University and her M.B.A. from Harvard University.

“Ashley will replace Daryl Rolley, who is leaving the business to pursue other opportunities and to spend more time with his family in Atlanta,” Winn continued. “We thank Daryl for his contributions to RealPage and wish him well in future endeavors.”

About RealPage, Inc.

RealPage, Inc. is a leading provider of comprehensive property management software solutions for the multifamily, commercial, singlefamily and vacation rental housing industries. These solutions help property owners increase efficiency, decrease expenses, enhance the resident experience and generate more revenue. Using its innovative SaaS platform, RealPage's on demand software enables easy system integration and streamlines online property management. Its product line covers the full spectrum of property management, leasing and marketing, asset optimization, and resident management solutions. Founded in 1998 and headquartered in Carrollton, Texas, RealPage currently serves approximately 12,000 clients worldwide from offices in North America, Europe and Asia. For more information about the company, visit http://www.realpage.com.

Contacts

RealPage, Inc. Investor Relations
Rhett Butler, 9728203773 rhett.butler@realpage.com